EXHIBIT 5
                                                                       ---------

                                HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 * FAX 617-526-5000


                                  July 30, 1998


International Telecommunication Data
  Systems, Inc.
225 High Ridge Road
Stamford, CT  06905


Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 2,093,433 shares of Common Stock, $0.01 par value per share (the "Shares"), of International Telecommunication Data Systems, Inc., a Delaware corporation (the "Company"), all of which Shares will be sold by a certain stockholder of the Company (the "Selling Stockholder").

     We are acting as counsel for the Company in connection with the registration of the Shares by the Company for sale by the Selling Stockholder. We have examined signed copies of the Registration Statement, as filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     Our opinion expressed below, insofar as it relates to the Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares under the Registration Statement, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.



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International Telecommunication Data Systems, Inc.
July 30, 1998
Page 2


     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                              Very truly yours,



                                                              HALE AND DORR LLP